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Exhibit 21.1

MAJOR SUBSIDIARIES OF THE REGISTRANT AT DECEMBER 31, 2013

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization
AB Partners C.V	Netherlands
Activision Blizzard Benelux B.V	Netherlands
Activision Blizzard Deutschland GmbH	Germany
Activision Blizzard Nordic AB	Sweden
Activision Blizzard Pty Limited	Australia
Activision Blizzard UK Limited	U.K.
Activision Publishing, Inc	U.S.—Delaware
Activision Publishing Minneapolis, Inc	U.S.—Delaware
ATVI C.V	Netherlands
Blizzard Entertainment SAS	France
Blizzard Entertainment, Inc	U.S.—Delaware
CDH Consolidated	U.K.
Coöperatie Activision Blizzard International U.A	Netherlands
Infinity Ward, Inc	U.S.—Delaware
Sledghammer Games, Inc	U.S.—Delaware
Treyarch Corporation	U.S.—Delaware

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  Exhibit 21.1
MAJOR SUBSIDIARIES OF THE REGISTRANT AT DECEMBER 31, 2013